Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	November 3, 2014	Financial Media

Otter Tail Corporation Announces Third Quarter Earnings
Maintains Consolidated Earnings Guidance Range of $1.65 to $1.80 per Share
Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended September 30, 2014.

Summary:

●	Consolidated revenues were $242.4 million compared with $229.8 million for the third quarter of 2013.

●
Consolidated net income and diluted earnings from continuing operations totaled $15.7 million and $0.43 per share, respectively, compared with $14.8 million and $0.41 per share for the third quarter of 2013.

●	The corporation expects to be in the upper end of its 2014 consolidated earnings guidance of $1.65 to $1.80 per diluted share, based on its continued strong performance in 2014.

●	The corporation continues its portfolio review strategy and is considering strategic alternatives for its Construction segment.

CEO Overview
“Our electric, manufacturing, and infrastructure businesses, in aggregate, are continuing the strong performance we reported midyear,” said Otter Tail Corporation CEO Jim McIntyre. “This quarter’s revenues and net income from continuing operations are each up more than 5% compared with third quarter last year.”

“Net income in our Electric segment was slightly lower in this year’s third quarter, impacted by cooler summer weather and higher maintenance and repair expenses. But earnings from capital investments in five large regional transmission projects and the environmental upgrade at Big Stone Plant remain solid. These projects are on schedule and within or under budget with appropriate regulatory cost recovery mechanisms in place.

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“We have authorized $33 million in future capital investments and operating expenditures at BTD Manufacturing, our metal fabricator, to enable BTD to expand services to customers, including some of the world’s best known recreational, agricultural and industrial brands. Our investment will accommodate growth in stamping and tooling at BTD’s Detroit Lakes, Minnesota plant and add paint and assembly services at BTD’s Lakeville, Minnesota plant.

“Our strong financial performance for the quarter and year to date is reflective of our strategy to maintain a diversified portfolio of operating companies. That said, we are considering strategic alternatives for our construction companies as we continually assess each company’s fit with our portfolio criteria. As we move into fourth quarter with our current businesses, we expect to be in the upper end of our overall guidance range for 2014 diluted earnings per share of $1.65 to $1.80.”

Cash Flow from Operations, Liquidity and Financing
The corporation’s consolidated cash provided by continuing operations was $47.4 million for the nine months ended September 30, 2014 compared with $95.8 million for the nine months ended September 30, 2013. Contributing to the $48.4 million decrease between the periods was a $37.8 million increase in cash used for working capital items associated with year over year revenue growth and a $10.0 million increase in discretionary contributions to the corporation’s pension plan. The following table presents the status of the corporation’s lines of credit as of September 30, 2014:

(in thousands)	Line Limit	In Use On September 30, 2014	Restricted due to Outstanding Letters of Credit	Available on September 30, 2014
Otter Tail Corporation Credit Agreement	$150,000	$39,000	$309	$110,691
Otter Tail Power Company Credit Agreement	170,000	--	730	169,270
Total	$320,000	$39,000	$1,039	$279,961

During the nine months ended September 30, 2014 the corporation sold 168,044 shares of common stock and received net proceeds of $4.8 million through its At-the-Market offering program. Our financing plans are subject to change depending on capital expenditures, internal cash generation and general market conditions.

On November 3, 2014 both the Otter Tail Corporation and the Otter Tail Power Company credit agreements were amended to extend the expiration dates by one year from October 29, 2018 to October 29, 2019.

Board of Directors Declared Quarterly Dividend
On November 3, 2014 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3025 per share. This dividend is payable December 10, 2014 to shareholders of record on November 14, 2014.

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Segment Performance Summary
Electric
Electric revenues and net income were $89.4 million and $8.6 million, respectively, compared with $86.3 million and $8.8 million for the third quarter of 2013. The following table shows Cooling Degree Days as a percent of normal:

Three Months ended September 30,
2014	2013
76%	115%

Retail electric revenues increased $6.2 million as a result of:

●
a $3.6 million increase in Environmental Cost Recovery (ECR) rider revenues related to earning a return in Minnesota and North Dakota on increasing amounts invested in the air quality control system (AQCS) under construction at Big Stone Plant,

●	a $1.9 million increase in fuel clause adjustment revenues and fuel and purchased power costs recovered in base rates driven by increased power purchases to meet higher retail kwh sales demand,

●	a $1.6 million increase in revenue due to a 2.1% increase in retail kilowatt-hour (kwh) sales mainly related to increased sales to pipeline customers, and

●	a $1.3 million increase in Transmission Cost Recovery rider revenues related to recovering costs and returns earned on increasing investments in transmission plant,

offset by:

●	an estimated $1.6 million decrease in revenues related to milder weather and fewer cooling degree days in the third quarter of 2014 compared with the third quarter of 2013,

●	a $0.4 million reduction in Big Stone II cost recovery rider revenues as the North Dakota share of abandoned plant costs were fully recovered by the end of March 2014, and

●	a $0.2 million decrease in renewable resource cost recovery rider revenues.

Wholesale electric revenues from company-owned generation decreased $3.4 million as a result of a 62.8% reduction in wholesale kwh sales combined with an 8.2% decrease in revenue per kwh sold. The decrease in wholesale kwh sales was related to a 17.6% decrease in kwhs generated by Otter Tail Power Company generating units, mainly as a result of an extended spring maintenance shutdown of Hoot Lake Plant, which was offline for most of July and August of 2014, and curtailments in generation at Big Stone Plant to conserve fuel in response to delayed coal shipments. The decrease in revenue per kwh sold was related to a reduction in wholesale kwh prices due to cooler summer weather in 2014 compared with 2013.

Other electric operating revenues increased $0.6 million mainly due to an increase in Midcontinent Independent System Operator, Inc. (MISO) tariff revenues resulting from increased investment in regional transmission lines and returns on and recovery of Capacity Expansion 2020 (CapX2020) and MISO-designated Multi-Value Project (MVP) investment costs and operating expenses.

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Net revenue from energy trading activities, including net marked-to-market losses and gains on forward energy contracts, decreased $0.2 million as a result of decreased trading activity. In the third quarter of 2014, Otter Tail Power Company decided to discontinue its trading activities that are not directly associated with serving retail customers by the end of 2014 due to a lack of market activity and profitable trading opportunities.

Production fuel costs decreased $3.7 million as a result of a 20.7% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators. The decreases in kwh generation were mainly due to the extended maintenance shutdown of Hoot Lake Plant and curtailments in generation at Big Stone Plant to conserve fuel in response to delayed coal shipments.

The cost of purchased power to serve retail customers increased $2.0 million due to a 64.3% increase in kwhs purchased, partially offset by a 25.0% decrease in the cost per kwh purchased. The increase in kwhs purchased was driven by the need to make up for the reduction in generation from Otter Tail Power Company’s coal-fired generating plants as addressed above. Lower wholesale prices were driven by reduced demand related to cooler summer weather in 2014 compared with 2013.

Electric operating and maintenance expenses increased $2.7 million as a result of:

●
a $1.9 million increase in contracted maintenance costs at Hoot Lake Plant related to a scheduled spring maintenance shutdown which extended into August of 2014 due to unanticipated maintenance issues encountered during the shutdown,

●	a $0.6 million increase in MISO transmission tariff charges related to increasing investments in regional CapX2020 and MISO-designated MVP transmission projects, and

●	a $0.5 million increase in expenditures for vegetation control and utility pole maintenance,

offset by:

●	a $0.3 million decrease in amortization of the North Dakota share of Big Stone II abandoned plant costs in conjunction with final recovery of those costs by the end of March 2014.

Interest expense increased $2.1 million as a result of the February 27, 2014 issuance of Otter Tail Power Company’s $60 million aggregate principal amount of its 4.68% Series A Senior Unsecured Notes due February 27, 2029 and $90 million aggregate principal amount of its 5.47% Series B Senior Unsecured Notes due February 27, 2044 and a $0.3 million reduction in capitalized interest between the quarters as a result of Otter Tail Power Company being granted a return on funds invested in the Big Stone Plant AQCS through ECR riders approved in Minnesota and North Dakota in December 2013.

Other income decreased $0.7 million primarily as a result of a $0.5 million decrease in allowance for equity funds used in construction (AFUDC) related to the Minnesota and North Dakota share of costs incurred in the construction of the new AQCS at Big Stone Plant, which were subject to AFUDC through September of 2013 but not subject to AFUDC in 2014.

Income tax expense in the Electric segment decreased $0.9 million due to lower income before taxes and as a result of a $0.2 million increase in federal Production Tax Credits (PTCs) earned related to an 18.3% increase in kwh generation between the quarters from Otter Tail Power Company’s wind turbines eligible for PTCs.

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Manufacturing

Manufacturing revenues and net income were $55.5 million and $2.9 million, respectively, compared with $49.3 million and $3.0 million for the third quarter of 2013.

●
At BTD, revenues increased $7.6 million mainly as a result of increased sales to customers in recreational, lawn and garden and energy-related end markets. The following factors resulted in a $0.1 million decrease in BTD’s quarter over quarter net income. Cost of products sold increased $6.5 million as a result of increased sales volumes and material handling costs. BTD’s operating expenses increased $1.1 million, mainly as a result of increases in labor, benefits and training costs related to staffing additions, employee development and increased sales. Income tax expense at BTD increased $0.1 million.

●
At T.O. Plastics, revenues and costs of products sold both decreased $1.3 million mainly due to discontinuing a cost-intensive, low-margin product packing process performed for a customer prior to 2014. While the revenues have declined related to this, T.O. Plastics product mix improved, resulting in a higher gross margin percentage and no change in gross profit compared with last year’s third quarter. A $0.2 million increase in administrative and general expenses was offset by decreases in depreciation and income tax expenses, resulting in no change in T.O. Plastics’ net income between the quarters.

Plastics
Plastics revenues and net income were $51.6 million and $3.1 million, respectively, compared with $46.7 million and $3.4 million for the third quarter of 2013. The $4.9 million increase in revenues is the result of a 6.6% increase in pounds of polyvinyl chloride (PVC) pipe sold combined with a 3.7% increase in the price per pound of pipe sold. Significant increases in sales were seen in California, Minnesota, Washington, New Mexico, Oklahoma and Canada. Cost of products sold increased by $5.8 million due to the increase in sales volume and an 8.4% increase in the cost per pound of pipe sold related to higher PVC resin costs. The increased resin costs could not be fully recovered through increased pipe prices due to competitive market conditions. The decline in net income between the quarters is due to the increase in PVC resin costs offset by a combined $0.6 million decrease in income tax, selling, administrative and general and depreciation expenses.

Construction
Construction revenues and net income were $45.8 million and $2.2 million, respectively, compared with $47.5 million and $1.8 million for the third quarter of 2013.

●
Aevenia’s revenues increased $2.3 million and its net income increased $0.2 million. Aevenia’s revenue increase is due to a significant increase in electric transmission and distribution work in western North Dakota. Aevenia’s costs of revenues earned increased by $1.1 million as a result of the increase in construction activity, and its operating expenses increased by $0.9 million between the quarters, mainly due to an increase in incentive compensation related to Aevenia’s improved operating results.

●
At Foley, a revenue decrease of $4.0 million due to lower work volume was more than offset by higher profit margins on jobs in progress, resulting in a $0.2 million increase in net income between the quarters. Foley’s improved results are reflective of more selective bidding on projects and improved cost control processes in construction management.

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Corporate

Corporate costs, net-of-tax, decreased $1.0 million mainly as a result of:

●	a $0.6 million net-of-tax decrease in general and administrative costs related to an increase in Corporate costs allocated to our operating companies,

●
a $0.5 million net-of-tax reduction in accrued stock performance incentive expenses related to a decline in the corporation’s total shareholder return (TSR) ranking relative to the TSR rankings of its peers in the Edison Electric Institute in the third quarter of 2014, and

●	a $0.6 million net-of-tax decrease in interest expense related to the early retirement, in November 2013, of $47.7 million of the corporation’s outstanding 9.0% notes due December 15, 2016,

offset by:

●	$0.6 million of decreases in miscellaneous other income and in tax savings related to permanent differences.

2014 Business Outlook
The corporation is maintaining its consolidated diluted earnings per share guidance for 2014 to be in the range of $1.65 to $1.80 but revising its 2014 earnings guidance by segment based on 2014 year-to-date segment performance and current projections. This guidance reflects the current mix of businesses owned by the corporation, considers the cyclical nature of some of the corporation’s businesses and reflects challenges as well as the corporation’s plans and strategies for improving future operating results. The corporation reviews its portfolio of companies at least annually for additional opportunities to improve its risk profile, improve credit metrics and generate additional sources of cash to support the future capital expenditure plans of its respective platforms. Should the corporation be successful in executing its strategic alternatives for the Construction segment in the fourth quarter of 2014, it still expects to be within its original, February earnings guidance for 2014.

Segment components of the corporation’s 2013 earnings per share and 2014 earnings per share guidance ranges are as follows:

	2013	February 2014		August 2014		Current 2014
	EPS by	EPS Guidance		EPS Guidance		EPS Guidance
	Segment	Low	High	Low	High	Low	High
Electric	$1.05	$1.19	$1.23	$1.23	$1.26	$1.19	$1.22
Manufacturing	$0.32	$0.29	$0.33	$0.30	$0.33	$0.26	$0.29
Plastics	$0.38	$0.25	$0.29	$0.26	$0.29	$0.31	$0.34
Construction	$0.04	$0.07	$0.11	$0.10	$0.13	$0.11	$0.14
Corporate	($0.25)	($0.25)	($0.21)	($0.24)	($0.21)	($0.22)	($0.19)
Subtotal – Continuing Operations	$1.54	$1.55	$1.75	$1.65	$1.80	$1.65	$1.80
Corporate – Loss on Debt Extinguishment	($0.17)
Total – Continuing Operations	$1.37	$1.55	$1.75	$1.65	$1.80	$1.65	$1.80

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Contributing to the corporation’s updated earnings guidance by segment for 2014 are the following items:

●
The corporation is reducing its 2014 net income expectations for its Electric segment back to within its original guidance range for the year due to the extended outage of Hoot Lake Plant and milder than normal third quarter weather, which have offset higher than expected earnings in the first quarter that were driven, in part, by colder than normal weather. Items affecting the corporation’s 2014 Electric segment earnings guidance compared with 2013 earnings also include:

o	Rider recovery increases, including environmental riders in Minnesota and North Dakota related to the Big Stone Plant AQCS environmental upgrades while under construction, and

o	A decrease in pension costs of approximately $2.0 million as a result of an increase in the discount rate from 4.5% to 5.3%, offset by

o	An increase in interest costs as a result of $150 million of fixed rate long term debt put in place in the first quarter of 2014 to finance the Big Stone Plant AQCS and transmission projects.

●	The corporation is reducing its 2014 earnings expectations for its Manufacturing segment due to the following factors:

o
As part of the recently announced facility expansion, BTD plans on exiting the lease of its Otsego, Minnesota warehouse facilities during the fourth quarter of 2014. The cost associated with exiting the lease is expected to be $0.04 per share.

o	T.O. Plastics earnings are expected to be in line with previous earnings expectations.

o	Backlog for the manufacturing companies of approximately $50 million for 2014 compared with $47 million one year ago.

●
The corporation is raising its previous 2014 net income guidance for its Plastics segment due to stronger actual and anticipated sales volume levels in the last half of 2014 despite an expected continued increase in PVC resin costs which, based on current competitive market conditions, are not expected to be fully recovered through higher sales prices for PVC pipe.

●
The corporation is raising its previous 2014 net income guidance for its Construction segment. Segment net income for 2014 is expected to be higher than previous guidance and 2013 net income as a result of improved cost control processes in construction management, more selective bidding on projects with the potential for higher margins and increased electric transmission and distribution work in western North Dakota. Backlog in place for the construction businesses is $31 million for 2014 compared with $34 million one year ago.

●	The corporation is lowering its previous range for corporate costs for 2014 due to lower employee benefit costs and better-than-expected performance of its captive insurance program.

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The following table shows the corporation’s 2013 capital expenditures, 2014-2018 projected electric utility average rate base and updated 2014-2018 anticipated capital expenditures reflecting additional expenditures in 2018 for a generation facility to replace Hoot Lake Plant, expected reductions in costs for the Big Stone Plant AQCS, an acceleration of expenditures for transmission line construction and recently authorized capital expenditures at BTD to facilitate expansion of services to customers:

(in millions)	2013	2014	2015	2016	2017	2018
Capital Expenditures:
Electric Segment:
Transmission		$55	$55	$98	$63	$63
Environmental		73	50	--	--	--
Other		34	43	45	41	80
Total Electric Segment	$149	$162	$148	$143	$104	$143
Manufacturing and Infrastructure Segments	15	21	35	24	24	28
Total Capital Expenditures	$164	$183	$183	$167	$128	$171
Total Electric Utility Average Rate Base		$885	$991	$1,062	$1,120	$1,152

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2014 through 2018 timeframe.

CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, November 4, 2014, at 10:00 a.m. CST to discuss the company’s financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2014 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

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●
The corporation made $20.0 million in discretionary contributions to its defined benefit pension plan in January 2014. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The corporation currently has $7.3 million of goodwill and a $1.1 million indefinite-lived trade name recorded on its consolidated balance sheet related to the acquisition of Foley in 2003. Foley net earnings improved $10.4 million between 2012 and 2013. If future expected operating profits do not meet the corporation’s projections, the reductions in anticipated cash flows from Foley may indicate its fair value is less than its book value, resulting in an impairment of some or all of the goodwill and indefinite-lived intangible assets associated with Foley along with a corresponding charge against earnings.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●
The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	The corporation’s plans to grow and operate its manufacturing and infrastructure businesses could be limited by state law.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●
The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

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●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

●
A significant failure or an inability to properly bid or perform on projects or contracts by the corporation’s construction businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s construction subsidiaries enter into contracts which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing and infrastructure businesses consisting of its Manufacturing, Plastics and Construction segments. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and nine months ended September 30, 2014 and 2013 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows. For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

# # #

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Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended September 30,		Year-to-Date September 30,
	2014	2013	2014	2013
Operating Revenues by Segment
Electric	$89,410	$86,283	$301,409	$270,155
Manufacturing	55,536	49,323	164,341	152,282
Plastics	51,613	46,659	140,186	128,820
Construction	45,846	47,509	111,599	108,928
Corporate Revenue and Intersegment Eliminations	(34)	(6)	(81)	(74)
Total Operating Revenues	242,371	229,768	717,454	660,111
Operating Expenses
Fuel and Purchased Power	25,831	27,476	98,725	88,916
Nonelectric Cost of Goods Sold (depreciation included below)	123,151	115,475	333,511	311,474
Electric Operating and Maintenance Expense	36,524	33,789	117,278	107,966
Nonelectric Operating and Maintenance Expense	13,421	12,857	42,086	38,811
Depreciation and Amortization	15,122	15,039	44,871	44,794
Total Operating Expenses	214,049	204,636	636,471	591,961
Operating Income (Loss) by Segment
Electric	16,022	14,231	52,684	41,183
Manufacturing	4,847	4,908	14,673	15,489
Plastics	5,238	5,906	16,810	19,431
Construction	3,560	3,104	5,588	1,554
Corporate	(1,345)	(3,017)	(8,772)	(9,507)
Total Operating Income	28,322	25,132	80,983	68,150
Interest Charges	7,687	6,574	21,909	20,431
Other Income	494	1,401	3,175	2,958
Income Tax Expense – Continuing Operations	5,476	5,133	15,250	13,113
Net Income (Loss) by Segment – Continuing Operations
Electric	8,612	8,787	30,507	24,301
Manufacturing	2,899	2,970	8,095	8,333
Plastics	3,092	3,403	9,985	11,215
Construction	2,205	1,784	3,438	716
Corporate	(1,155)	(2,118)	(5,026)	(7,001)
Net Income from Continuing Operations	15,653	14,826	46,999	37,564
Discontinued Operations
Income - net of Income Tax Expense (Benefit) of $116, $39, $166 and ($35) for the respective periods	172	312	249	428
Gain on Disposition - net of Income Tax Expense of $6 for the nine months ended September 30, 2013	--	--	--	210
Net Income from Discontinued Operations	172	312	249	638
Net Income	15,825	15,138	47,248	38,202
Preferred Dividend Requirement and Other Adjustments	--	--	--	513
Balance for Common	$15,825	$15,138	$47,248	$37,689
Average Number of Common Shares Outstanding
Basic	36,596,396	36,179,507	36,415,500	36,141,664
Diluted	36,838,990	36,381,900	36,658,257	36,344,063

Basic Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.43	$0.41	$1.29	$1.02
Discontinued Operations	--	0.01	0.01	0.02
	$0.43	$0.42	$1.30	$1.04
Diluted Earnings Per Common Share:
Continuing Operations (net of preferred dividend requirement and other adjustments)	$0.43	$0.41	$1.28	$1.02
Discontinued Operations	--	0.01	0.01	0.02
	$0.43	$0.42	$1.29	$1.04

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Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)

	September 30,	December 31,
	2014	2013

Current Assets
Cash and Cash Equivalents	$--	$1,150
Accounts Receivable:
Trade—Net	105,119	83,572
Other	13,687	9,790
Inventories	78,939	72,681
Deferred Income Taxes	47,228	35,452
Unbilled Revenues	15,804	18,157
Costs and Estimated Earnings in Excess of Billings	6,271	4,063
Regulatory Assets	19,947	17,940
Other	10,779	7,747
Assets of Discontinued Operations	10	38
Total Current Assets	297,784	250,590

Investments	8,706	9,362
Other Assets	29,856	28,834
Goodwill	38,808	38,971
Other Intangibles—Net	12,595	13,328

Deferred Debits
Unamortized Debt Expense	4,147	4,188
Regulatory Assets	73,725	83,730
Total Deferred Debits	77,872	87,918

Plant
Electric Plant in Service	1,521,948	1,460,884
Nonelectric Operations	197,767	194,872
Construction Work in Progress	234,342	187,461
Total Gross Plant	1,954,057	1,843,217
Less Accumulated Depreciation and Amortization	705,393	676,201
Net Plant	1,248,664	1,167,016
Total	$1,714,285	$1,596,019

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Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)

	September 30,	December 31,
	2014	2013

Current Liabilities
Short-Term Debt	$39,000	$51,195
Current Maturities of Long-Term Debt	198	188
Accounts Payable	107,307	113,457
Accrued Salaries and Wages	21,679	19,903
Billings In Excess Of Costs and Estimated Earnings	2,508	13,707
Accrued Taxes	10,998	12,491
Derivative Liabilities	6,520	11,782
Other Accrued Liabilities	8,286	6,532
Liabilities of Discontinued Operations	3,300	3,637
Total Current Liabilities	199,796	232,892

Pensions Benefit Liability	50,799	69,743
Other Postretirement Benefits Liability	46,083	45,221
Other Noncurrent Liabilities	21,890	25,209

Deferred Credits
Deferred Income Taxes	229,148	195,603
Deferred Tax Credits	26,927	28,288
Regulatory Liabilities	76,942	73,926
Other	918	718
Total Deferred Credits	333,935	298,535

Capitalization
Long-Term Debt, Net of Current Maturities	498,540	389,589

Common Equity
Common Shares, Par Value $5 Per Share	183,987	181,358
Premium on Common Shares	267,346	255,759
Retained Earnings	113,569	99,441
Accumulated Other Comprehensive Loss	(1,660)	(1,728)
Total Common Equity	563,242	534,830
Total Capitalization	1,061,782	924,419
Total	$1,714,285	$1,596,019

13

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Nine Months Ended September 30,
In thousands	2014	2013
Cash Flows from Operating Activities
Net Income	$47,248	$38,202
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	--	(210)
Net Income from Discontinued Operations	(249)	(428)
Depreciation and Amortization	44,871	44,794
Deferred Tax Credits	(1,361)	(1,422)
Deferred Income Taxes	20,824	15,215
Change in Deferred Debits and Other Assets	4,299	9,817
Discretionary Contribution to Pension Plan	(20,000)	(10,000)
Change in Noncurrent Liabilities and Deferred Credits	(1,336)	7,318
Allowance for Equity/Other Funds Used During Construction	(1,180)	(1,462)
Change in Derivatives Net of Regulatory Deferral	214	120
Stock Compensation Expense – Equity Awards	1,126	1,116
Other—Net	(1,303)	813
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(23,651)	(9,775)
Change in Inventories	(6,298)	(3,323)
Change in Other Current Assets	(1,769)	(252)
Change in Payables and Other Current Liabilities	(15,094)	4,170
Change in Interest and Income Taxes Receivable/Payable	1,028	1,156
Net Cash Provided by Continuing Operations	47,369	95,849
Net Cash Used in Discontinued Operations	(341)	(2,499)
Net Cash Provided by Operating Activities	47,028	93,350
Cash Flows from Investing Activities
Capital Expenditures	(125,164)	(109,690)
Proceeds from Disposal of Noncurrent Assets	3,262	2,615
Net Increase in Other Investments	(2,148)	(680)
Net Cash Used in Investing Activities - Continuing Operations	(124,050)	(107,755)
Net Proceeds from Sale of Discontinued Operations	--	12,842
Net Cash Provided by Investing Activities - Discontinued Operations	284	505
Net Cash Used in Investing Activities	(123,766)	(94,408)
Cash Flows from Financing Activities
Net Short-Term (Repayments) Borrowings	(12,195)	40,335
Proceeds from Issuance of Common Stock	13,331	1,496
Common Stock Issuance Expenses	(412)	--
Payments for Retirement of Capital Stock	(459)	(15,723)
Proceeds from Issuance of Long-Term Debt	150,000	40,900
Short-Term and Long-Term Debt Issuance Expenses	(516)	(126)
Payments for Retirement of Long-Term Debt	(41,039)	(25,266)
Dividends Paid and Other Distributions	(33,119)	(33,027)
Net Cash Provided by Financing Activities - Continuing Operations	75,591	8,589
Net Cash Used in Financing Activities - Discontinued Operations	--	--
Net Cash Provided by Financing Activities	75,591	8,589
Net Change in Cash and Cash Equivalents – Discontinued Operations	(3)	(776)
Net Change in Cash and Cash Equivalents	(1,150)	6,755
Cash and Cash Equivalents at Beginning of Period	1,150	52,362
Cash and Cash Equivalents at End of Period	$--	$59,117

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